Exhibit 4(a)

PLAN OF REORGANIZATION

THIS PLAN OF REORGANIZATION (the “Plan”), is made by Gartmore Mutual Funds, a business trust created under the laws of the State of Ohio, with its principal place of business at 1200 River Road, Conshohocken, Pennsylvania 19428 (the “Trust”), as of September 18, 2003, on behalf of two of the Trust’s series, the Gartmore Growth Fund (the “Growth Fund”) and the Nationwide Large Cap Growth Fund (the “Large Cap Growth Fund,” and together with the Growth Fund, the “Funds”).

Background Information

The reorganization of the Large Cap Growth Fund with and into the Growth Fund (the “Reorganization”) shall consist of

(i)  the acquisition by the Growth Fund of all of the property, assets and goodwill, subject to the liabilities, of the Large Cap Growth Fund, in exchange solely for Class A shares of beneficial interest, without par value, of the Growth Fund (the “Growth Fund Class A Shares”), Class B shares of beneficial interest, without par value, of the Growth Fund (the “Growth Fund Class B Shares”), Class C shares of beneficial interest, without par value, of the Growth Fund (the “Growth Fund Class C Shares”), and Institutional Service Class shares of beneficial interest, without par value, of the Growth Fund (the “Growth Fund ISC Shares”) (the Growth Fund Class A Shares, the Growth Fund Class B Shares, the Growth Fund Class C Shares and the Growth Fund ISC Shares are collectively referred to as the “Growth Fund Shares”);

(ii)  the distribution of (a) the Growth Fund Class A Shares to the holders of Class A shares of the Large Cap Growth Fund (the “Large Cap Growth Fund Class A Shares”), (b) the Growth Fund Class B Shares to the holders of Class B shares of the Large Cap Growth Fund (the “Large Cap Growth Fund Class B Shares”), (c) the Growth Fund Class C Shares to the holders of Class C shares of the Large Cap Growth Fund (the “Large Cap Growth Fund Class C Shares”), and (d) the Growth Fund ISC Shares to the holders of Institutional Service Class shares of the Large Cap Growth Fund (the “Large Cap Growth Fund ISC Shares”) (the Large Cap Growth Fund Class A Shares, the Large Cap Growth Fund Class B Shares, the Large Cap Growth Fund Class C Shares and the Large Cap Growth Fund ISC Shares are collectively referred to as the “Large Cap Growth Fund Shares”), according to their respective interests; and

(iii)  the subsequent dissolution of the Large Cap Growth Fund, as soon as practicable after the closing (as defined in Section 3, hereinafter called the “Closing”), all upon and subject to the terms and conditions of the Plan set forth below.

Statement of Plan

The Plan shall be consummated in accordance with, and is subject to, the following terms and conditions:

Section 1.    Sale and Transfer of Assets, Liquidation and Dissolution of the Large Cap Growth Fund.

(a)  Subject to the terms and conditions of the Plan, the Trust, on behalf of the Large Cap Growth Fund, shall sell, convey, transfer and deliver to the Growth Fund at the Closing all of the Large Cap Growth Fund’s then existing assets (including cash, dividends or interest receivables and any deferred or prepaid expenses), subject to the liabilities (as described more fully below) of the Large Cap Growth Fund (hereinafter called the “Net Assets”). Prior to the Closing Date, the Large Cap Growth Fund will endeavor to discharge or cause to be discharged, or make provision for the payment of, all of its known liabilities and obligations. The Growth Fund shall acquire the Net Assets subject to all liabilities, expenses, costs, charges and reserves of the Large Cap Growth Fund, contingent or otherwise, including liabilities reflected in any unaudited statement of assets and liabilities of the Large Cap Value Fund as of the Valuation Time (as defined in Section 2), prepared by or on behalf of the Trust as of the Valuation Time in accordance with generally accepted accounting principles consistently applied from and after October 31, 2003.

(b)  Subject to the terms and conditions of the Plan, the Trust, on behalf of the Growth Fund, shall, at the Closing, deliver to the Large Cap Growth Fund:

(i)  the number of the Growth Fund Class A Shares, determined by dividing the net asset value per share of the Large Cap Growth Fund Class A Shares by the net asset value per share of the Growth Fund Class A Shares, and multiplying the result thereof by the number of outstanding Large Cap Growth Fund Class A Shares, all as of the Valuation Time;

(ii)  the number of the Growth Fund Class B Shares, determined by dividing the net asset value per share of the Large Cap Growth Fund Class B Shares by the net asset value per share of the Growth Fund Class B Shares, and multiplying the result thereof by the number of outstanding Large Cap Growth Fund Class B Shares, all as of the Valuation Time;

(iii)  the number of the Growth Fund Class C Shares, determined by dividing the net asset value per share of the Large Cap Growth Fund Class C Shares by the net asset value per share of the Growth Fund Class C Shares, and multiplying the result thereof by the number of outstanding Large Cap Growth Fund Class C Shares, all as of the Valuation Time; and

(iv)  the number of the Growth Fund ISC Shares, determined by dividing the net asset value per share of the Large Cap Growth Fund ISC Shares by the net asset value per share of the Growth Fund ISC Shares, and multiplying the result thereof by the number of outstanding Large Cap Growth Fund ISC Shares, all as of the Valuation Time.

All such values shall be determined in the manner and as of the time set forth in Section 2 hereof.

(c)  As soon as practicable following the Closing, the Trust shall dissolve the Large Cap Growth Fund and distribute pro rata to the shareholders of record of the Large Cap Growth Fund Shares, as of the Closing Date (as defined in Section 3), the Growth Fund Shares received by the Large Cap Growth Fund pursuant to this Section 1. Such dissolution and distribution shall be accomplished by the establishment of accounts on the share records of the Growth Fund of the type and in the amounts due shareholders of the Large Cap Growth Fund based on their respective holdings as of the Valuation Time. Fractional Growth Fund Shares shall be carried to the fourth decimal place.

Section 2.    Valuation.

(a)  The value of the Large Cap Growth Fund Shares’ Net Assets to be acquired by the Growth Fund hereunder shall be computed as of the earlier of (i) 4:00 p.m., Eastern time, or (ii) the close of regular trading on the New York Stock Exchange (“NYSE”), on the business day immediately preceding the Closing Date (the “Valuation Time”), using the valuation procedures set forth in the Large Cap Growth Fund’s currently effective prospectus and statement of additional information.

(b)  The net asset value of each Large Cap Growth Fund Share shall be determined to the nearest [full cent] as of the Valuation Time, using the valuation procedures set forth in the Large Cap Growth Fund’s currently effective prospectus and statement of additional information.

(c)  The net asset value of each Growth Fund Share shall be determined to the nearest [full cent] as of the Valuation Time, using the valuation procedures set forth in the Growth Fund’s currently effective prospectus and statement of additional information.

Section 3.    Closing and Closing Date.

The Closing Date shall be December     , 2003, or such later date as determined by the Trust’s officers. The Closing shall take place at the principal offices of the Trust at 8:30 a.m., Eastern time, on the Closing Date. The Trust, on behalf of the Large Cap Growth Fund, shall provide for delivery as of the Closing those Net Assets of the Large Cap Growth Fund to be transferred to the account of the Growth Fund at the Trust’s custodian, JP Morgan Chase Bank, 270 Park Avenue, New York, New York 10017. Also, the Trust, on behalf of the Large Cap Growth Fund, shall have prepared and have available at the Closing a list of names and addresses of the holders of record of the Large Cap Growth Fund Shares and the number of Large Cap Growth Fund Shares, by class, owned by each such shareholder, all as of the Valuation Time, certified by the Trust’s transfer agent or by the Treasurer of the Trust to the best of its or his knowledge and belief. The Trust, on behalf of the Growth Fund, shall issue and deliver the Growth Fund Shares to be delivered pursuant to the Plan to the holders of Large Cap Growth Fund Shares on a share deposit receipt registered in the name of the Large Cap Growth Fund or shall have otherwise prepared satisfactory evidence that such Growth Fund Shares have been registered in an account on the books of the Growth Fund in such manner as the officers of the Trust, on behalf of the Large Cap Growth Fund, shall deem appropriate.

Section 4.    Declarations by the Trust on behalf of the Funds.

The Trust makes the following declarations regarding and on behalf of each Fund:

(a)  Each Fund is a series of the Trust, a business trust created under the laws of the State of Ohio on October 30, 1997, and that is validly existing under the laws of that State. The Trust is duly registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company; such registration is in full force and effect as of the date hereof and will be in full force and effect as of the Closing; and all of the shares of the Funds sold to date were sold pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “1933 Act”), except for those shares sold pursuant to the private offering exemption for the purpose of raising the initial capital or for securing initial shareholder approvals.

(b)  The Trust is authorized to issue an unlimited number of shares of beneficial interest of each Fund, without par value, each outstanding share of which is validly issued, fully paid, non-assessable, and freely transferable and has full voting rights. The Trust is authorized to issue five classes of shares of the Growth Fund: Class A, Class B, Class C, Class D and Institutional Service Class shares. An unlimited number of shares of beneficial interest, without par value, has been allocated and designated to each of these five classes. The Trust is authorized to issue four classes of shares of the Large Cap Growth Fund: Class A, Class B, Class C and Institutional Service Class shares. An unlimited number of shares of beneficial interest, without par value, has been allocated and designated to each of these four classes.

(c)  The financial statements appearing in the Trust’s Annual Reports to Shareholders for the fiscal year ended October 31, 2002, audited by PricewaterhouseCoopers LLP, and in the Trust’s Semi-Annual Reports to Shareholders for the period ended April 30, 2003, fairly present the financial position of the Funds as of such dates and the results of their operations for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis.

(d)  The books and records of the Funds accurately summarize, in all material respects, the accounting data represented and contain no material omissions with respect to the business and operations of the Funds.

(e)  The Trust has the necessary power and authority to conduct the Funds’ business as such business is now being conducted.

(f) The Trust, on behalf of the Funds, is not a party to or obligated under any provision of its Amended Declaration of Trust (the “Declaration of Trust”) or Amended By-laws (the “By-laws”), or any contract or any other commitment or obligation, and is not subject to any order or decree, that would be violated by its performance of its obligations under the Plan.

(g)  The Trust has elected to treat each Fund as a regulated investment company (“RIC”) for federal income tax purposes under Part I of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and each Fund has qualified as a RIC for each taxable year since its inception. Consummation of the transactions contemplated by the Plan shall not cause either Fund to fail to be so qualified as a RIC, and each Fund shall qualify as a RIC as of the Closing.

(h)  At the Closing, each Fund shall have good and marketable title to all of its then existing securities and other assets, free and clear of all liens or encumbrances of any nature whatsoever, except such imperfections of title or encumbrances as do not materially detract from the value or use of the assets subject thereto, or materially affect title thereto, except, however, to the extent that the Net Assets of the Large Cap Growth Fund are subject to any liabilities pursuant to Section 1(a) above.

(i)  Except as disclosed in the Trust’s currently effective prospectuses relating to the Funds, there are no material suits, judicial actions, or legal, administrative or other proceedings or investigations pending or threatened against either of the Funds.

(j)  There are no known actual or proposed deficiency assessments with respect to any taxes payable by either of the Funds.

(k)  The adoption of, and the performance of the transactions contemplated by, the Plan have been duly and validly authorized by all necessary action of the Trust’s Board of Trustees.

(l)  The Trust anticipates that consummation of the transactions contemplated by the Plan shall not cause either of the Funds to fail to conform to the requirements of Subchapter M of the Code for federal income taxation as a RIC at the end of each Fund’s then current fiscal year.

Section 6.    Intentions of the Trust on behalf of the Funds.

(a)  The Trust intends to continue to operate each Fund’s respective business, as it is presently conducted, between the date hereof and the Closing.

(b)  The Trust intends that the Large Cap Growth Fund shall not acquire the Growth Fund Shares for the purpose of making distributions thereof to anyone other than the Large Cap Growth Fund’s shareholders.

(c)  The Trust, on behalf of the Large Cap Growth Fund, intends, if the transactions contemplated by the Plan are consummated, to liquidate and dissolve promptly the Large Cap Growth Fund.

(d)  The Trust intends that, by the Closing Date, all of the Funds’ Federal and other tax returns and reports required by law to be filed on or before such date shall have been filed, and all Federal and other taxes shown as due on said returns shall have either been paid or adequate liability reserves shall have been provided for the payment of such taxes.

(e)  The Trust intends to mail to each shareholder of record of the Funds entitled to vote at the meeting of their shareholders at which action on the Plan is to be considered, in sufficient time to comply with requirements as to notice thereof, a combined Prospectus/Proxy Statement that complies in all material respects with the applicable provisions of Section 14(a) of the Securities Exchange Act of 1934, as amended, the 1933 Act, and Section 20(a) of the 1940 Act, and the rules and regulations, respectively, thereunder.

(f)  The Trust intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form N-14 under the 1933 Act relating to the Growth Fund Shares issuable hereunder (the “Registration Statement”), and shall use its best efforts to cause the Registration Statement to become effective as promptly as practicable. At the time it becomes effective, the Registration Statement shall: (i) comply in all material respects with the applicable provisions of the 1933 Act, and the rules and regulations promulgated thereunder; and (ii) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. At the time the Registration Statement becomes effective, at the time of the meeting of the shareholders of the Large Cap Growth Fund and the Growth Fund, and at the Closing Date, the prospectus and statement of additional information included in the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 7.    Conditions Precedent to be Fulfilled by the Trust on Behalf of the Funds.

The consummation of the Plan hereunder shall be subject to the following conditions:

(a) (i)  All the declarations contained herein shall be true and correct as of the Closing, with the same effect as though made as of and at such date; (ii) the performance of all obligations required under the Plan to be performed by the Trust on behalf of the Funds shall occur at or have occurred prior to the Closing; and (iii) the Trust shall execute a certificate signed by the Treasurer and by the Secretary or equivalent officer to the foregoing effect.

(b)  The Plan shall have been adopted and approved by the appropriate action of the Board of Trustees of the Trust on behalf of each Fund.

(c)  The SEC shall not have issued an unfavorable advisory report under Section 25(b) of the 1940 Act or instituted or threatened to institute any proceeding seeking to enjoin consummation of the Plan under Section 25(c) of the 1940 Act. Further, no other legal, administrative or other proceeding shall have been instituted or threatened that would materially affect the financial condition of the Large Cap Growth Fund or the Growth Fund or would prohibit the transactions contemplated hereby.

(d)  The Plan shall have been adopted and approved by the appropriate action of the shareholders of the Large Cap Growth Fund and the Growth Fund at a special meeting of shareholders.

(e)  A distribution or distributions shall have been declared for the Large Cap Growth Fund, prior to the Closing Date that, together with all previous distributions, shall have the effect of distributing to the shareholders of the Large Cap Growth Fund: (i) all of its net investment income and all of its net realized capital gains, if any, for the period from the close of its last fiscal year to the Valuation Time; and (ii) any undistributed net investment income and net realized capital gains from any period to the extent not otherwise declared for distribution.

(f)  There shall be delivered to the Trust, on behalf of the Funds, an opinion from Stradley, Ronon, Stevens & Young, LLP, counsel to the Trust, to the effect that, provided the transactions contemplated hereby are carried out in accordance with the Plan and Ohio law, and based upon certificates of the officers of the Trust with regard to matters of fact:

(1)  The acquisition by the Growth Fund of all the assets of the Large Cap Growth Fund, subject to liabilities, as provided for herein, in exchange for the Growth Fund Shares, followed by the distribution by the Large Cap Growth Fund to its shareholders of the Growth Fund Shares in complete liquidation of the Large Cap Growth Fund, will qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Code, and the Large Cap Growth Fund and the Growth Fund will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

(2)  No gain or loss will be recognized by the Large Cap Growth Fund upon the transfer of all of its assets, subject to liabilities, to the Growth Fund in exchange solely for voting shares of the Growth Fund, pursuant to Sections 361(a) and 357(a) of the Code;

(3)  No gain or loss will be recognized by the Growth Fund upon the receipt of all of the assets of the Large Cap Growth Fund, subject to liabilities, in exchange solely for voting shares of the Growth Fund, pursuant to Section 1032(a) of the Code;

(4)  The basis of the assets of the Large Cap Growth Fund received by the Growth Fund will be the same as the basis of such assets to the Large Cap Growth Fund immediately prior to the exchange of all of the assets of the Large Cap Growth Fund, subject to liabilities, for voting shares of the Growth Fund, pursuant to Section 362(b) of the Code;

(5)  The holding period of the assets of the Large Cap Growth Fund received by the Growth Fund will include the period during which such assets were held by the Large Cap Growth Fund, pursuant to Section 1223(2) of the Code;

(6)  No gain or loss will be recognized to the holders of the Large Cap Growth Fund Shares upon the exchange of their shares in the Large Cap Growth Fund for voting shares of the Growth Fund, pursuant to Section 354(a) of the Code;

(7)  The basis of the Growth Fund Shares received by the holders of the Large Cap Growth Fund Shares shall be the same as the basis of the Large Cap Growth Fund Shares exchanged therefor, pursuant to Section 358(a)(1) of the Code;

(8)  The holding period of the Growth Fund Shares received by holders of the Large Cap Growth Fund Shares (including fractional shares to which they may be entitled) will include the holding period of the Large Cap Growth Fund Shares surrendered in exchange therefor, provided that the Large Cap Growth Fund Shares were held as a capital asset on the Closing Date of the exchange, pursuant to Section 1223(1) of the Code; and

(9)  The Growth Fund will succeed to and take into account as of the date of the proposed transfer, the items of the Large Cap Growth Fund described in Section 381(c) of the Code (as defined in Section 1.381(b)-1(b) of the Income Tax Regulations), subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code and the Income Tax Regulations thereunder.

(g)  There shall be delivered to the Trust, on behalf of the Funds, an opinion in form and substance reasonably satisfactory to it from Stradley, Ronon, Stevens & Young, LLP, counsel to the Trust with respect to the Funds, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, arrangement among creditors, moratorium, fraudulent transfer or conveyance, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles:

(1)  Each Fund is a duly designated series of the Trust, and the Trust is a validly existing business trust under the laws of the State of Ohio;

(2)  The Trust is authorized to issue an unlimited number of shares of beneficial interest of the Growth Fund, without par value, and that the Growth Fund Shares to be delivered to the Large Cap Growth Fund as provided for by the Plan, are duly authorized and upon delivery will be validly issued and will be fully paid and non-assessable by the Trust and no shareholder of the Trust has any preemptive right to subscription or purchase in respect thereof;

(3)  The Trust is an open-end investment company of the management type registered as such under the 1940 Act;

(4)  Except as disclosed in the Funds’ currently effective prospectuses, such counsel does not know of any material suit, action, or legal or administrative proceeding pending or threatened against the Funds, the unfavorable outcome of which would materially and adversely affect the Funds;

(5)  All actions required to be taken by the Trust to authorize the Plan and to effect the transactions contemplated by the Plan have been duly authorized by all necessary action on the part of the Trust and the Funds; and

(6)  To such counsel’s knowledge, the performance by the Trust of its obligations under the Plan does not violate any provision of the Declaration of Trust or By-laws, or the provisions of any agreement or other instrument known to such counsel to which the Trust is a party or by which the Trust is otherwise bound; and the Plan has been duly and validly authorized.

In giving the opinions set forth above, this counsel may state that it is relying on certificates of the officers of the Trust with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the existence of the Trust.

(h)  The Trust’s Registration Statement with respect to the Growth Fund Shares to be delivered to the shareholders of the Large Cap Growth Fund in accordance with the Plan shall have become effective, and no stop order suspending the effectiveness of the Registration Statement, or any amendment or supplement thereto, shall have been issued prior to the Closing Date or shall be in effect at Closing, and no proceedings for the issuance of such an order shall be pending or threatened on that date.

(i) The Growth Fund Shares to be delivered hereunder shall be eligible for sale by the Trust in each state or jurisdiction where such eligibility is required in order to permit the Growth Fund Shares lawfully to be delivered to each holder of the Large Cap Growth Fund Shares.

Section 8.    Expenses.

The expenses of entering into and carrying out the provisions of the Plan shall be borne by Gartmore Mutual Fund Capital Trust or one of its affiliates, but not by either Fund or their shareholders.

Section 9.    Termination; Postponement; Waiver; Order.

(a)  Anything contained in the Plan to the contrary notwithstanding, the Plan may be terminated and the transactions contemplated by the Plan abandoned at any time (whether before or after approval thereof by the shareholders of the Large Cap Growth Fund and the Growth Fund) prior to the Closing, or the Closing may be postponed by the Trust, by resolution of the Board of Trustees of the Trust, if circumstances develop that, in the opinion of the Board, make proceeding with the Plan inadvisable.

(b)  If the transactions contemplated by the Plan have not been consummated by September 18, 2005, the Plan shall automatically terminate on that date, unless a later date is established by the Board of Trustees of the Trust.

(c)  In the event of termination of the Plan pursuant to the provisions hereof, the same shall become void and have no further effect, and neither the Trust, the Funds nor the Trust’s trustees, officers, or agents or the shareholders of the Funds shall have any liability in respect of the Plan.

(d)  At any time prior to the Closing, any of the terms or conditions of the Plan may be waived by the Board of Trustees of the Trust, if, in the judgment of the Board of Trustees, such action or waiver will not have a material adverse effect on the benefits intended under the Plan to the shareholders of either Fund.

(e)  The declarations contained in Section 4 hereof shall expire with and be terminated by the consummation of the transactions contemplated by the Plan, and neither the Trust nor any of its officers, trustees, agents or shareholders nor the Funds nor any of their shareholders shall have any liability with respect to such declarations after the Closing.